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                                                                    Exhibit 99.1


[NORTHERN BORDER PIPELINE COMPANY LOGO]        NEWS
                                               RELEASE

                                               13710 FNB Parkway
                                               Omaha, NE 68154-5200

                                               For Further Information
                                               Contact:

                                               Media Contact:
                                               Martha Sumner-Kenney
                                               (402) 492-3401

                                               Investor Contacts:
                                               Ellen Konsdorf
                                               Lisa Couillard
                                               (877) 208-7318


NORTHERN BORDER PIPELINE COMPANY ANNOUNCES
SIGNIFICANT CAPACITY COMMITMENTS

FOR IMMEDIATE RELEASE: TUESDAY, AUGUST 24, 2004

         OMAHA - (NYSE: NBP; NASDAQ: TCLP) - Northern Border Pipeline Company announced today that in response to its posting of firm transportation capacity available on its pipeline system on November 1, 2004, it has received binding commitments from several companies for an aggregate of 431 million cubic feet per day (MMcf/d) of transportation capacity. The commitments are at the maximum rate available under the pipeline's tariff, predominantly for terms of five to six months. These new commitments are in addition to the 140 MMcf/d that was recontracted earlier this year for terms of one year or greater. Approximately 7% of the pipeline's system capacity remains available beginning November 1, 2004. The company will continue to market the available capacity in accordance with its tariff.

         Northern Border Pipeline Company is a general partnership that owns and operates a 1,249-mile interstate pipeline that transported approximately 22 percent of all Canadian gas imported into the United States in 2003. Northern Border Partners, L.P. (NYSE:NBP) owns a 70 percent general partner interest in Northern Border Pipeline Company. The remaining 30 percent general partner interest is owned by TC PipeLines, LP (Nasdaq: TCLP).




THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS DEFINED BY FEDERAL LAW. ALTHOUGH THE COMPANY BELIEVES ANY SUCH STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THERE IS NO ASSURANCE THAT ACTUAL OUTCOMES WILL NOT BE MATERIALLY DIFFERENT. ADDITIONAL INFORMATION ABOUT ISSUES THAT COULD LEAD TO MATERIAL CHANGES IN PERFORMANCE IS CONTAINED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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